EXHIBIT 99.1

AutoZone 3rd Quarter EPS Increases 15.8% to $7.27

MEMPHIS, Tenn., May 21, 2013 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $2.2 billion for its third quarter (12 weeks) ended May 4, 2013, an increase of 4.5% from the third quarter of fiscal 2012 (12 weeks). Domestic same store sales, or sales for stores open at least one year, decreased 0.1% for the quarter.

Net income for the quarter increased $17.0 million, or 6.8%, over the same period last year to $265.6 million, while diluted earnings increased 15.8% to $7.27 per share from $6.28 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 51.8% (versus 51.6% for last year's quarter). The increase in gross margin was primarily driven by lower acquisition costs, partially offset by the inclusion of AutoAnything (39 bps). Operating expenses, as a percentage of sales, were 31.1% (versus 31.4% last year). The improvement in operating expenses, as a percentage of sales, was primarily due to net gains on disposal of certain assets (18 bps) and lower incentive compensation.

Under its share repurchase program, AutoZone repurchased 833 thousand shares of its common stock for $325 million during the third quarter, at an average price of $390 per share. At quarter end, the Company had $278 million remaining under its current share repurchase authorization.

The Company's inventory increased 6.3% over the same period last year, driven by an increase in store count and continued strategic investments in hard parts assortment. Net inventory, defined as merchandise inventories less accounts payable per store was a negative $63 thousand versus negative $48 thousand last year.

"We are pleased to report our twenty-seventh consecutive quarter of double digit earnings per share growth. Our organization executed our game plan and delivered another quarter of solid performance. While sales results for the quarter finished below our expectations, we were pleased to see noticeable improvements in our performance during the final four weeks of the quarter, specifically in our more recently challenged Northeastern and Midwestern markets," said Bill Rhodes, Chairman, President and Chief Executive Officer.  "I would like to again thank and congratulate our entire team of 70,000+ AutoZoners for their efforts to deliver strong earnings per share and return on invested capital results in the third quarter.  We believe our ongoing efforts to improve our inventory assortment and accelerate its deployment will have meaningful impacts on results for upcoming quarters.  We remain committed to our disciplined approach of growing operating earnings while efficiently utilizing our capital."

During the quarter ended May 4, 2013, AutoZone opened 33 new stores, relocated three stores, and closed one store in the U.S. and opened seven new stores in Mexico. As of May 4, 2013, the Company had 4,767 stores in 49 states, the District of Columbia and Puerto Rico in the U.S., 341 stores in Mexico, and one store in Brazil for a total store count of 5,109.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and accessories and performance parts through www.autoanything.com, and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, May 21, 2013, beginning at 10:00 a.m. (EDT) to discuss its third quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, May 28, 2013 at 11:59 p.m. (EDT).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; and changes in laws or regulations. Certain of these risks are discussed in more detail in the "Risk Factors" section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 25, 2012, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the "Risk Factors" could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 3rd Quarter Highlights - Fiscal 2013

Condensed Consolidated Statements of Operations
3rd Quarter
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	May 4, 2013	May 5, 2012

Net sales	$ 2,205,878	$ 2,111,866
Cost of sales	1,063,165	1,022,067
Gross profit	1,142,713	1,089,799
Operating, SG&A expenses	686,683	662,549
Operating profit (EBIT)	456,030	427,250
Interest expense, net	42,091	39,743
Income before taxes	413,939	387,507
Income taxes	148,356	138,921
Net income	$ 265,583	$ 248,586
Net income per share:
Basic	$ 7.39	$ 6.43
Diluted	$ 7.27	$ 6.28
Weighted average shares outstanding:
Basic	35,922	38,644
Diluted	36,529	39,590

Year-To-Date 3rd Quarter, FY2013
(in thousands, except per share data)	GAAP Results
	36 Weeks Ended	36 Weeks Ended
	May 4, 2013	May 5, 2012

Net sales	$ 6,052,116	$ 5,840,277
Cost of sales	2,915,556	2,840,636
Gross profit	3,136,560	2,999,641
Operating, SG&A expenses	1,999,682	1,930,806
Operating profit (EBIT)	1,136,878	1,068,835
Interest expense, net	124,519	117,760
Income before taxes	1,012,359	951,075
Income taxes	367,078	344,434
Net income	$ 645,281	$ 606,641
Net income per share:
Basic	$ 17.76	$ 15.45
Diluted	$ 17.44	$ 15.08
Weighted average shares outstanding:
Basic	36,342	39,263
Diluted	37,008	40,231

Selected Balance Sheet Information
(in thousands)
	May 4, 2013	May 5, 2012	August 25, 2012

Cash and cash equivalents	$ 133,685	$ 103,100	$ 103,093
Merchandise inventories	2,796,782	2,629,821	2,627,983
Current assets	3,178,323	2,944,272	2,978,946
Property and equipment, net	3,002,823	2,767,098	2,855,928
Total assets	6,783,041	6,148,854	6,265,639
Accounts payable	3,116,557	2,866,580	2,926,740
Current liabilities*	3,836,049	3,567,393	3,655,592
Total debt*	4,001,100	3,606,309	3,768,183
Stockholders' (deficit)	(1,532,342)	(1,416,829)	(1,548,025)
Working capital	(657,726)	(623,121)	(676,646)

* Current liabilities and total debt both include short-term borrowings of $0 at May 4, 2013; $7,309 at May 5, 2012 and $49,881 at August 25, 2012.

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	May 4, 2013	May 5, 2012
Net income	$ 969,013	$ 908,110
Add: Interest	182,664	171,572
Taxes	545,257	513,162
EBIT	1,696,934	1,592,844

Add: Depreciation	222,586	208,039
Rent expense	237,657	224,703
Share-based expense	35,123	32,015
EBITDAR	$ 2,192,300	$ 2,057,601

Debt	$ 4,001,100	$ 3,606,309
Capital lease obligations	104,707	100,687
Add: rent x 6	1,425,942	1,348,218
Adjusted debt	$ 5,531,749	$ 5,055,214

Adjusted debt to EBITDAR	2.5	2.5

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended May 4, 2013	12 Weeks Ended May 5, 2012	36 Weeks Ended May 4, 2013	36 Weeks Ended May 5, 2012

Depreciation	$ 52,888	$ 49,007	$ 155,932	$ 145,177
Capital spending	$ 89,242	$ 95,847	$ 258,855	$ 228,277

Cash flow before share repurchases:
Increase/(decrease) in cash and cash equivalents	$ 18,137	$ (107)	$ 30,592	$ 5,494
Subtract increase in debt	3,238	142,955	232,755	256,607
Add back share repurchases	325,000	400,455	827,348	882,725
Cash flow before share repurchases and changes in debt	$ 339,899	$ 257,393	$ 625,185	$ 631,612

Other Selected Financial Information
(in thousands, except ROIC)
	May 4, 2013	May 5, 2012

Cumulative share repurchases ($ since fiscal 1998)	$ 12,371,591	$ 11,064,099
Remaining share authorization ($)	$ 278,409	$ 835,901

Cumulative share repurchases (shares since fiscal 1998)	133,339	129,854

Shares outstanding, end of quarter	35,471	38,069

	Trailing 4 Quarters
	May 4, 2013	May 5, 2012
Net income	$ 969,013	$ 908,110
Adjustments:
Interest expense	182,664	171,572
Rent expense	237,657	224,703
Tax effect*	(151,315)	(143,079)
After-tax return	1,238,019	1,161,306

Average debt**	3,835,221	3,399,491
Average stockholders' deficit**	(1,527,734)	(1,286,645)
Add: Rent x 6	1,425,942	1,348,218
Average capital lease obligations**	101,633	92,181
Pre-tax invested capital	$ 3,835,062	$ 3,553,245

Return on Invested Capital (ROIC)	32.3%	32.7%

* Effective tax rate over trailing four quarters ended May 4, 2013 is 36.0% and May 5, 2012 is 36.1%.
** All averages are computed based on trailing 5 quarter balances.

AutoZone's 3rd Quarter Fiscal 2013
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended May 4, 2013	12 Weeks Ended May 5, 2012	36 Weeks Ended May 4, 2013	36 Weeks Ended May 5, 2012
Domestic stores:
Store count:
Beginning domestic stores	4,735	4,580	4,685	4,534
Stores opened	33	33	84	79
Stores closed	1	--	2	--
Ending domestic stores	4,767	4,613	4,767	4,613
Relocated stores	3	3	6	8

Stores with commercial programs	3,248	2,946	3,248	2,946

Square footage (in thousands):	30,934	29,854	30,934	29,854

Mexico stores:
Stores opened	7	10	20	18
Total stores in Mexico	341	297	341	297

Brazil stores:
Stores opened	--	--	1	--
Total stores in Brazil	1	--	1	--

Total stores chainwide	5,109	4,910	5,109	4,910

Square footage (in thousands):	33,430	32,020	33,430	32,020
Square footage per store	6,543	6,521	6,543	6,521

Sales Statistics
($ in thousands, except sales per average square foot and percentages)
Total Auto Parts (Domestic, Mexico, and Brazil)	12 Weeks Ended May 4, 2013	12 Weeks Ended May 5, 2012	Trailing 4 Quarters May 4, 2013	Trailing 4 Quarters May 5, 2012
Total auto parts sales	$ 2,128,109	$ 2,068,643	$ 8,579,934	$ 8,304,344
% Increase vs. LY	2.9%	6.7%	3.3%	7.6%

Sales per average store	$ 418	$ 423	$ 1,713	$ 1,723
Sales per average square foot	$ 64	$ 65	$ 262	$ 265

Domestic Commercial
Total domestic commercial sales	$ 356,257	$ 324,614	$ 1,384,117	$ 1,236,530
% Increase vs. LY	9.7%	21.4%	11.9%	23.0%

All Other (ALLDATA, E-Commerce, and AutoAnything)
All other sales	$ 77,769	$ 43,223	$ 235,767	$ 177,928
% Increase vs. LY	79.9%	10.1%	32.5%	10.8%

	12 Weeks Ended May 4, 2013	12 Weeks Ended May 5, 2012	36 Weeks Ended May 4, 2013	36 Weeks Ended May 5, 2012
Domestic same store sales	(0.1%)	3.9%	(0.5%)	4.7%

Inventory Statistics (Total Stores)
	as of May 4, 2013	as of May 5, 2012
Accounts payable/inventory	111.4%	109.0%

($ in thousands)
Inventory	$ 2,796,782	$ 2,629,821
Inventory per store	$ 547	$ 536
Net inventory (net of payables)	$ (319,775)	$ (236,759)
Net inventory / per store	$ (63)	$ (48)

	Trailing 5 Quarters
	May 4, 2013	May 5, 2012
Inventory turns	1.6 x	1.6 x
CONTACT: Financial: Brian Campbell at (901) 495-7005
         brian.campbell@autozone.com
         Media: Ray Pohlman at (866) 966-3017
         ray.pohlman@autozone.com